News Release November 3, 2026
SSR MINING REPORTS THIRD QUARTER 2026 RESULTS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM) ("SSR Mining" or the “Company") reports consolidated financial results for the third quarter ended September 30, 2026. In addition, the Board of Directors declared a quarterly cash dividend of $0.03 per common share payable on December 11, 2026, to holders of record at the close of business on November 13, 2026. This dividend qualifies as an 'eligible dividend' for Canadian tax purposes.
•Consolidated operating results from continuing operations: Third quarter 2026 production was 103,585 gold equivalent ounces at consolidated cost of sales of $1,755 per payable ounce and all-in sustaining costs (“AISC”) of $2,527 per payable ounce.(1,2) In the first nine months of 2026, the Company produced 315,459 gold equivalent ounces at consolidated cost of sales of $1,751 per payable ounce and AISC of $2,523 per payable ounce. Year-to-date results remain aligned with full-year 2026 production guidance of 450,000 to 535,000 gold equivalent ounces and the Company’s expectations of strong fourth quarter results. At Puna, the Company continues to identify additional ore that supports potential mine life extension, resulting in resequencing that defers lower-cost production from stockpiled ore that was planned to be processed in 2026. This decision, combined with higher royalty costs, persistent diesel price pressures and broader labor and input cost inflation, is expected to result in full-year AISC trending approximately 10% above the upper end of the Company’s 2026 guidance.
•Financial results from continuing operations: In the third quarter of 2026, SSR Mining reported net income attributable to SSR Mining shareholders of $94.8 million, or $0.46 per diluted share, and adjusted net income attributable to SSR Mining shareholders of $130.7 million, or $0.64 per diluted share. In the third quarter of 2026, operating cash flow was $106.0 million and free cash flow was $5.8 million. Third quarter operating cash flow before changes in working capital was $211.0 million, and free cash flow before changes in working capital was $110.8 million. Over the first three quarters of 2026, operating cash flow and operating cash flow before working capital changes totaled $526.5 million and $707.9 million, respectively, while free cash flow and free cash flow before changes in working capital were $304.9 million and $486.4 million, respectively.
•Cash and liquidity position: As of September 30, 2026, SSR Mining had a cash and cash equivalent balance of $1.6 billion and no outstanding long-term debt. Total liquidity, inclusive of the Company’s undrawn $600 million revolving credit facility, was $2.2 billion.
•Capital Returns: In the third quarter of 2026, SSR Mining completed $193.6 million in share buybacks through the repurchase of 6.2 million shares. In the first nine months of 2026 share buybacks totaled approximately 16.6 million shares or more than $530 million. Additionally, on September 11, 2026, the Company paid its first quarterly dividend of 2026 to shareholders of record on August 14, 2026. Total capital returns, inclusive of share buybacks over the first nine months of the year and the third quarter dividend, represent an effective yield of approximately 10% for 2026.
•Completed strategic repositioning to the Americas: On July 17, 2026, the Company closed the sale of its 20% ownership stake in the Hod Maden development project (the "Hod Maden Project") for an uncapped 4.0% net smelter return royalty ("NSR") on 100% of the Hod Maden Project. This transaction, combined with the Company’s divestment of its ownership in the Çöpler mine in the second quarter of 2026, completed SSR Mining’s strategic repositioning to a free-cash-flow-focused Americas gold and silver producer anchored by its long-lived Marigold and CC&V operations in the United States.
•Updated Marigold Technical Report Summary: On October 13, 2026, the Company announced an updated Technical Report Summary ("TRS") for the Marigold Complex ("2026 Marigold TRS") in Nevada, USA with a $3.3 billion NPV5% and a more than 50% increase in total gold production over the prior life of mine plan. The 2026 Marigold TRS includes 4.6 million ounces of gold Mineral Reserves supporting a 20-year mine life and significant potential for future growth.

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•Accretive Acquisition of Roxmore Resources: On October 13, 2026, SSR Mining announced an agreement for the all-cash acquisition of Roxmore Resources and its multi-million-ounce Converse Gold Project adjacent to the Company’s Marigold Complex. Converse has the potential to add 150,000 to 170,000 ounces of annual gold production to SSR Mining’s U.S. platform, with first production targeted for 2033. The acquisition is subject to the satisfaction of customary closing conditions, including court approval, and is expected to be completed in the fourth quarter of 2026.
•Development & exploration in the Americas: SSR Mining continues to advance key brownfield organic growth projects across the portfolio, including Buffalo Valley at Marigold, Cortaderas at Puna, and Porky at Seabee. These projects represent low capital intensity, high-return development opportunities and have the potential to meaningfully extend the mine lives at each asset. Earlier-stage exploration activity is also continuing across the Company’s more than 13,000-hectare land position in Nevada and at regional targets in Saskatchewan.
Rod Antal, Executive Chairman of SSR Mining, said, “Over the last few months, we have delivered a number of positive milestones designed to create long-term value for shareholders and affirm SSR Mining as a free-cash-flow-focused gold and silver producer in the Americas. This includes completing our exit from Türkiye with the Çöpler and Hod Maden divestments, delivering an improved, multi-decade mine plan for Marigold, and announcing an agreement to acquire the Converse Project in Nevada to further bolster our U.S. platform.
Operationally, we remain on track for full-year production guidance with steady third quarter results ahead of a strong fourth quarter. Although costs are trending approximately 10% above the top end of our original guidance ranges, we expect robust free cash flow into year-end.
Overall, we continue to see significant latent value in our share price. Our consistent and ongoing activity on the share buyback program should demonstrate our confidence in this upside.”

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Financial and Operating Summary
A summary of the Company's consolidated financial and operating results for the three and nine months ended September 30, 2026, and September 30, 2025, are presented below:

	Three Months Ended			Nine Months Ended
(in thousands, except per share data or otherwise stated)	September 30,			September 30,
		2026	2025		2026	2025
Financial Results
Revenue		$447,655	$385,839		$1,473,231	$1,107,912
Cost of sales (1)		$187,087	$165,682		$555,878	$465,271
Operating income		$122,144	$124,941		$614,275	$399,833
Net income (loss)		$79,883	$57,092		$57,166	$191,900
Net income from continuing operations		$94,838	$93,928		$482,524	$310,466
Net income (loss) from discontinued operations		$(14,955)	$(36,836)		$(425,358)	$(118,566)
Net income attributable to SSR Mining shareholders from continuing operations		$94,838	$93,928		$482,524	$310,466
Basic net income per share attributable to SSR Mining shareholders from continuing operations		$0.47	$0.46		$2.35	$1.53
Diluted net income per share attributable to SSR Mining shareholders from continuing operations		$0.46	$0.44		$2.30	$1.45
Adjusted net income ("ANI") attributable to SSR Mining shareholders from continuing operations (2)		$130,737	$101,215		$518,423	$329,506
Basic ANI per share attributable to SSR Mining shareholders from continuing operations (2)		$0.64	$0.50		$2.52	$1.63
Diluted ANI per share attributable to SSR Mining shareholders from continuing operations (2)		$0.64	$0.47		$2.47	$1.54

Cash provided by operating activities from continuing operations		$106,009	$105,909		$526,466	$375,835
Cash provided by (used in) operating activities from discontinued operations		$(13,931)	$(49,062)		$(69,596)	$(79,095)
Cash provided by operating activities		$92,078	$56,847		$456,870	$296,740
Cash provided by (used in) investing activities		$(120,765)	$(63,293)		$1,192,442	$(283,293)
Cash provided by (used in) financing activities		$(199,779)	$10,196		$(618,522)	$20,727

Continuing Operating Results
Gold produced (oz)		76,651	75,212		234,567	242,047
Gold sold (oz)		76,923	74,268		234,735	242,715
Silver produced ('000 oz)		1,697	2,409		5,096	7,764
Silver sold ('000 oz)		1,870	2,657		5,210	7,566
Lead produced ('000 lb) (3)		8,084	11,152		23,377	36,517
Lead sold ('000 lb) (3)		8,695	13,089		24,916	37,199
Zinc produced ('000 lb) (3)		1,071	1,103		3,058	2,986
Zinc sold ('000 lb) (3)		754	954		2,381	2,496

Gold equivalent produced (oz) (4)		103,585	102,673		315,459	326,940
Gold equivalent sold (oz) (4)		106,613	104,549		317,427	325,440

Average realized gold price ($/oz sold)		$4,247	$3,503		$4,451	$3,259
Average realized silver price ($/oz sold)		$58.39	$41.92		$74.73	$36.72

Cost of sales per gold equivalent ounce sold (1,4)		$1,755	$1,585		$1,751	$1,430
Cash cost per gold equivalent ounce sold (2,4)		$1,647	$1,449		$1,631	$1,312
AISC per gold equivalent ounce sold (2,4)		$2,527	$2,114		$2,523	$1,905

Financial Position From Continuing Operations	September 30, 2026			December 31, 2025
Cash and cash equivalents	$		1,554,823	$		515,561
Current assets	$		2,416,798	$		1,287,265
Total assets	$		4,280,595	$		6,093,898
Current liabilities	$		320,750	$		618,356
Total liabilities	$		1,010,236	$		1,779,644
Working capital (5)	$		2,096,048	$		668,909
(1)Cost of sales excludes depreciation, depletion, and amortization.
(2)The Company reports non-GAAP financial measures including adjusted net income (loss) attributable to SSR Mining shareholders from continuing operations, adjusted net income (loss) per share attributable to SSR Mining shareholders from continuing operations, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss), net income (loss) per share attributable to SSR Mining shareholders from continuing operations, and cost of sales, which are the most comparable GAAP financial measures.
(3)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(4)Effective January 1, 2026, the Company calculates gold equivalent ounces (“GEOs”) using a fixed silver-to-gold ratio of 63:1. In prior periods, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.
(5)Working capital is defined as current assets less current liabilities.

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Marigold, USA
For the three months ended September 30, 2026, and 2025, Marigold produced 29,135 and 36,273 ounces of gold, respectively. For the nine months ended September 30, 2026, and 2025, Marigold produced 97,925 and 110,765 ounces of gold, respectively. During the third quarter of 2026, Marigold reported cost of sales of $1,986 per payable ounce and AISC of $2,714 per payable ounce.
As previously guided, full-year 2026 production at Marigold is strongly weighted to the fourth quarter. This production weighting reflects the recent completion of pumping upgrades driving increased leach pad solution flows, the stacking of higher-grade ore directly on liner at heap leach cell 23B, and planned inventory drawdown through the quarter.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Data	2026	2025	2026	2025
Gold produced (oz)	29,135	36,273	97,925	110,765
Gold sold (oz)	29,728	37,318	98,957	113,315

Ore mined (kt)	3,604	3,379	12,875	12,160
Waste removed (kt)	18,113	20,112	54,663	61,479
Total material mined (kt)	21,717	23,491	67,538	73,639
Strip ratio	5.0	6.0	4.2	5.1

Ore stacked (kt)	3,604	3,379	12,875	12,161
Gold grade stacked (g/t)	0.41	0.35	0.31	0.42

Average realized gold price ($/oz sold)	$4,248	$3,502	$4,458	$3,235
Cost of sales ($/oz gold sold) (6)	$1,986	$1,673	$1,915	$1,567
Cash costs ($/oz gold sold) (7)	$1,986	$1,673	$1,915	$1,568
AISC ($/oz gold sold) (7)	$2,714	$1,840	$2,674	$1,856
(6)Cost of sales excludes depreciation, depletion, and amortization.
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure.

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Cripple Creek & Victor, USA
For the three months ended September 30, 2026, and 2025, Cripple Creek & Victor (“CC&V”) produced 31,567 and 29,821 ounces of gold, respectively. For the nine months ended September 30, 2026, and 2025, CC&V produced 97,590 and 85,165 ounces of gold, respectively. During the third quarter of 2026, CC&V reported cost of sales of $1,558 per payable ounce and AISC of $2,126 per payable ounce.
SSR Mining continues to evaluate opportunities to improve the longer-term production profile at CC&V, including the potential for future Mineral Reserve conversion opportunities. As of year-end 2025, CC&V hosted 4.8 million ounces of Measured and Indicated gold resources and 2.0 million ounces of gold Inferred Mineral Resources in addition to 2.7 million ounces of gold Mineral Reserves.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Data	2026	2025	2026	2025 (8)
Gold produced (oz)	31,567	29,821	97,590	85,165
Gold sold (oz)	31,095	27,950	97,841	84,050

Ore mined (kt)	4,790	6,923	11,887	12,188
Waste removed (kt)	4,872	2,496	16,526	8,947
Total material mined (kt)	9,662	9,419	28,413	21,135
Strip ratio	1.0	0.4	1.4	0.7

Ore stacked (kt)	4,851	7,020	11,888	12,398
Gold grade stacked (g/t)	0.42	0.40	0.44	0.42

Average realized gold price ($/oz sold)	$4,268	$3,505	$4,519	$3,356
Cost of sales ($/oz gold sold) (9)	$1,558	$1,394	$1,510	$1,272
Cash costs ($/oz gold sold) (10)	$1,543	$1,381	$1,443	$1,260
AISC ($/oz gold sold) (10)	$2,126	$1,756	$1,905	$1,536
(8)For the nine months ended September 30, 2025, all metrics represent the period from February 28, 2025, the closing date of the CC&V acquisition, to September 30, 2025.
(9)Cost of sales excludes depreciation, depletion, and amortization.
(10)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at CC&V. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure.

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Seabee, Canada
For the three months ended September 30, 2026, and 2025, Seabee produced 15,949 and 9,118 ounces of gold, respectively. For the nine months ended September 30, 2026, and 2025, Seabee produced 39,052 and 46,117 ounces of gold, respectively. During the third quarter of 2026, Seabee reported cost of sales of $1,507 per payable ounce and AISC of $2,094 per payable ounce. Third quarter operating results included scheduled downtime in the Seabee process plant. This planned maintenance was deferred from the second quarter of 2026, and no further scheduled maintenance is expected before year-end.
SSR Mining is continuing to advance exploration and resource development activities at both Santoy and Porky as potential avenues for Mineral Reserve growth and mine life extension.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Data	2026	2025	2026	2025
Gold produced (oz)	15,949	9,118	39,052	46,117
Gold sold (oz)	16,100	9,000	37,937	45,350

Ore mined (kt)	96	85	283	233

Ore milled (kt)	76	83	264	241
Gold mill feed grade (g/t)	6.72	3.46	4.90	6.04
Gold recovery (%)	96.5	95.1	96.0	96.7

Average realized gold price ($/oz sold)	$4,201	$3,503	$4,253	$3,138
Cost of sales ($/oz gold sold) (11)	$1,507	$2,185	$1,912	$1,351
Cash costs ($/oz gold sold) (12)	$1,508	$2,184	$1,913	$1,351
AISC ($/oz gold sold) (12)	$2,094	$3,003	$2,844	$2,002
(11)Cost of sales excludes depreciation, depletion, and amortization.
(12)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure.

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Puna, Argentina
For the three months ended September 30, 2026, and 2025, Puna produced 1.7 and 2.4 million ounces of silver, respectively. For the nine months ended September 30, 2026, and 2025, Puna produced 5.1 and 7.8 million ounces of silver, respectively. During the third quarter of 2026, Puna reported cost of sales of $29.58 per payable ounce and AISC of $25.64 per payable ounce.
SSR Mining has continued to identify additional ore that supports potential mine life extension at Puna, resulting in resequencing that defers lower-cost production from stockpiled ore that was planned to be processed in 2026. This decision, combined with inflationary pressures in Argentina, is contributing to AISC at Puna trending above its full-year guidance range. Exploration and resource development drilling have also continued at the Cortaderas project, which represents a longer-term mine life extension opportunity for Puna.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Data	2026	2025	2026	2025
Silver produced ('000 oz)	1,697	2,409	5,096	7,764
Silver sold ('000 oz)	1,870	2,657	5,210	7,566
Lead produced ('000 lb)	8,084	11,152	23,377	36,517
Lead sold ('000 lb)	8,695	13,089	24,916	37,199
Zinc produced ('000 lb)	1,071	1,103	3,058	2,986
Zinc sold ('000 lb)	754	954	2,381	2,496
Gold equivalent sold ('000 oz) (13)	29,690	30,281	82,692	82,725

Ore mined (kt)	279	367	651	1,469
Waste removed (kt)	1,845	1,833	5,924	4,513
Total material mined (kt)	2,124	2,200	6,575	5,982
Strip ratio	6.6	5.0	9.1	3.1

Ore milled (kt)	554	506	1,554	1,452
Silver mill feed grade (g/t)	100.78	155.94	107.77	173.17
Lead mill feed grade (%)	0.74	1.09	0.76	1.22
Zinc mill feed grade (%)	0.24	0.25	0.24	0.24
Silver mill recovery (%)	94.5	95.0	94.7	96.1
Lead mill recovery (%)	88.8	92.1	89.3	93.6
Zinc mill recovery (%)	36.4	39.0	37.7	39.4

Average realized silver price ($/oz sold)	$58.39	$41.92	$74.73	$36.72
Cost of sales ($/oz silver sold) (14)	$29.58	$16.80	$28.05	$15.80
Cash costs ($/oz silver sold) (15)	$23.68	$11.58	$21.98	$10.85
AISC ($/oz silver sold) (15)	$25.64	$13.54	$25.88	$13.09
(13)Effective January 1, 2026, the Company calculates GEOs using a fixed silver-to-gold ratio of 63:1. In prior periods, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.
(14)Cost of sales excludes depreciation, depletion, and amortization.
(15)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See “Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which is the comparable GAAP financial measure.

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Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.
•Conference call and webcast: Tuesday, November 3, 2026, at 5:00 pm EST.

Toll-free in U.S. and Canada:	+1 (833) 752-3757
All other callers:	+1 (412) 652-1234
For the webcast:	ir.ssrmining.com/investors/events
•The webcast will be available on our website. Audio replay will be available for two weeks by dialing:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 8742677
All other callers:	+1 (412) 317-0088, replay code 8742677
Dividend Declaration
On November 3, 2026, the Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on December 11, 2026 to shareholders of record at the close of business on November 13, 2026.
This dividend is designated as an 'eligible dividend' for Canadian income tax purposes.
The dividend payment applies to holders of SSR Mining’s common shares, which trade on Nasdaq and the Toronto Stock Exchange under the symbol SSRM. Payments to Canadian shareholders will be made in Canadian dollars based on the exchange rate on the record date as reported by the Bank of Canada. Payments to other shareholders will be made in U.S. dollars and will be subject to applicable withholding taxes.
About SSR Mining
SSR Mining Inc. is a free-cash-flow-focused gold and silver mining company and the third-largest gold producer in the United States. SSR Mining has a diversified portfolio of operating, development and exploration assets across the Americas, including four operating mines in the USA, Canada, and Argentina. In 2026, SSR Mining is expected to produce between 450,000 and 535,000 Gold Equivalent Ounces. The Company is headquartered in Denver, Colorado and is listed under the ticker symbol SSRM on the Nasdaq Stock Market and the Toronto Stock Exchange.
For more information, please visit: www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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Cautionary Note Regarding Forward-Looking Information and Statements:
Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking statements, forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue”, or other similar expressions, as well as statements written in the future tense or that are not historical facts.
Forward-looking information in this news release include any statements concerning, among other things: the successful completion of the acquisition of Roxmore and the timing and benefits thereof; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditures; guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; growth initiatives; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and returning cash to shareholders, including via share repurchases or dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; our joint venture governance and operations; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.
Such forward-looking information is subject to various risks and uncertainties and based on a number of material factors and assumptions which could cause actual results and experience to differ materially from anticipated results or expectations expressed in this news release, including, but not limited in any manner to, those disclosed from time to time in our reports filed with the SEC on EDGAR, including the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as applicable, and the Canadian securities regulatory authorities on SEDAR+, and include: the inherent speculative nature of exploration results; the ability to explore; local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of current and future joint ventures and their governance and operations; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; the Company’s ability to efficiently integrate acquired mines and businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.
The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information. Forward-looking information are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information are based are reasonable, undue reliance should not be placed on the forward-looking information because we can give no assurance that they will prove to be correct. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Supplemental Mineral Reserve and Mineral Resource Information
Mineral reserves and Mineral Resources at Cripple Creek & Victor have been classified in accordance with the definitions for Mineral Resources in S-K 1300. Mineral Resources are presented on a project basis and have effective date of December 31, 2025. Mineral Resources, which are not Mineral Reserves, do not have demonstrated economic viability. Estimates of Mineral Resources may be materially affected by environmental, permitting, legal, title, market or other relevant issues. The deposits in this press release that have been classified as Measured, Indicated and Inferred based on confidence in the geological model and drill spacing. The quantity and grade of reported Inferred resources are uncertain in nature, and there has not been sufficient work to define these Inferred Mineral Resources as Indicated or Measured resources. There is no certainty that any part of a mineral resource will ever be converted into mineral reserves.

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Cautionary Note Regarding Non-GAAP Measures
We have included certain non-GAAP performance measures throughout this document to assist in understanding our financial results. These performance measures are employed by us to measure our operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our condensed consolidated interim financial statements.
Total Cash, Total Debt, Net Cash (Debt), Total Liquidity, Cash costs, AISC per ounce sold, adjusted net income (loss) attributable to SSR Mining shareholders, free cash flow, and mine site free cash flow are Non-GAAP Measures with no standardized definition under U.S. GAAP.
Non-GAAP Measure – Total Cash, Total Debt, Net Cash (Debt) and Total Liquidity
Total cash, Total debt, and Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that these measures are useful measures for shareholders as they help evaluate liquidity, available cash, and the Company’s financial position. The Company believes that liquidity and available cash will be sufficient to sustain the operational needs of the Company for the next twelve months.
Total cash is calculated as Cash and cash equivalents plus Restricted cash and Total debt is calculated as the face value of the Company’s Convertible Notes plus other current debt. Net debt is calculated as Total cash less Total debt. Items used in these calculations may not be shown in tables when the values for both periods are zero.
The following table provides a reconciliation of cash and cash equivalents to Total cash, Total debt, and Net cash:

	As of
(in thousands)	September 30, 2026	December 31, 2025
Cash and cash equivalents from continuing operations (GAAP)	$1,554,823	$515,561
Total cash from continuing operations (non-GAAP)	$1,554,823	$515,561

Face value of Convertible Notes	$—	$230,000
Total debt from continuing operations (non-GAAP)	$—	$230,000

Net cash (debt) from continuing operations (non-GAAP)	$1,554,823	$285,561
Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of September 30, 2026, no borrowings were outstanding on the Company’s $600 million credit facility.
The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	September 30, 2026	December 31, 2025
Cash and cash equivalents from continuing operations (GAAP)	$1,554,823	$515,561
Borrowing capacity on credit facility	$600,000	$400,000
Borrowing capacity on accordion feature of credit facility	$—	$100,000
Total liquidity from continuing operations (non-GAAP) (16)	$2,154,823	$1,015,561
(16)Excludes letters of credit. As of September 30, 2026, and December 31, 2025, the company had $0.5 million in letters of credit. Inclusive of these letters of credit, total liquidity from continuing operations is $2,155.3 million as of September 30, 2026, and $1,016.1 million as of December 31, 2025.

SSR MINING | PAGE 10

Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.
The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes these are relevant metrics used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.
AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.
The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers. In deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

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The following tables provide a reconciliation of Cost of sales to cash costs and AISC:

	Three Months Ended September 30, 2026
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (17)	$59,026	$48,459	$24,266	$55,336	$—	$187,087
By-product credits	$(54)	$(552)	$(32)	$(8,658)	$—	$(9,296)
Treatment and refining charges	$69	$59	$52	$(2,384)	$—	$(2,204)
Cash costs (non-GAAP)	$59,041	$47,966	$24,286	$44,294	$—	$175,587
Sustaining capital and lease related expenditures	$20,787	$14,294	$8,782	$2,431	$—	$46,294
Sustaining exploration and evaluation expense	$4	$—	$—	$—	$—	$4
Reclamation cost accretion and amortization	$864	$3,838	$644	$1,228	$—	$6,574
General and administrative expense and stock-based compensation expense (18)	$—	$—	$—	$—	$40,988	$40,988
Total AISC (non-GAAP)	$80,696	$66,098	$33,712	$47,953	$40,988	$269,447

Gold sold (oz)	29,728	31,095	16,100	—	—	76,923
Silver sold (oz)	—	—	—	1,870,449	—	1,870,449
Gold equivalent sold (oz) (19)	29,728	31,095	16,100	29,690	—	106,613

Cost of sales per gold ounces sold (17)	$1,986	$1,558	$1,507	N/A	N/A	N/A
Cost of sales per silver ounces sold (17)	N/A	N/A	N/A	$29.58	N/A	N/A
Cost of sales per GEO sold (17, 19)	$1,986	$1,558	$1,507	$1,864	N/A	$1,755
Cash cost per gold ounce sold	$1,986	$1,543	$1,508	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$23.68	N/A	N/A
Cash cost per GEO sold (19)	$1,986	$1,543	$1,508	$1,492	N/A	$1,647
AISC per gold ounce sold	$2,714	$2,126	$2,094	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$25.64	N/A	N/A
AISC per GEO sold (19)	$2,714	$2,126	$2,094	$1,615	N/A	$2,527

	Nine Months Ended September 30, 2026
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (17)	$189,503	$147,693	$72,527	$146,155	$—	$555,878
By-product credits	$(182)	$(6,708)	$(73)	$(25,285)	$—	$(32,248)
Treatment and refining charges	$177	$191	$117	$(6,362)	$—	$(5,877)
Cash costs (non-GAAP)	$189,498	$141,176	$72,571	$114,508	$—	$517,753
Sustaining capital and lease related expenditures	$72,662	$33,681	$33,541	$16,791	$—	$156,675
Sustaining exploration and evaluation expense	$3	$—	$—	$—	$—	$3
Reclamation cost accretion and amortization	$2,444	$11,513	$1,765	$3,535	$—	$19,257
General and administrative expense and stock-based compensation expense (18)	$—	$—	$—	$—	$107,118	$107,118
Total AISC (non-GAAP)	$264,607	$186,370	$107,877	$134,834	$107,118	$800,806

Gold sold (oz)	98,957	97,841	37,937	—	—	234,735
Silver sold (oz)	—	—	—	5,209,598	—	5,209,598
Gold equivalent sold (oz) (19)	98,957	97,841	37,937	82,692	—	317,427

Cost of sales per gold ounces sold (17)	$1,915	$1,510	$1,912	N/A	N/A	N/A
Cost of sales per silver ounces sold (17)	N/A	N/A	N/A	$28.05	N/A	N/A
Cost of sales per GEO sold (17, 19)	$1,915	$1,510	$1,912	$1,767	N/A	$1,751
Cash cost per gold ounce sold	$1,915	$1,443	$1,913	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$21.98	N/A	N/A
Cash cost per GEO sold (19)	$1,915	$1,443	$1,913	$1,385	N/A	$1,631
AISC per gold ounce sold	$2,674	$1,905	$2,844	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$25.88	N/A	N/A
AISC per GEO sold (19)	$2,674	$1,905	$2,844	$1,631	N/A	$2,523
(17)Excludes depreciation, depletion, and amortization.
(18)General and administrative expense for the three and nine months ended September 30, 2026 included $23.0 million and $53.8 million, respectively, in share based compensation expense.
(19)Effective January 1, 2026, the Company calculates GEOs using a fixed silver-to-gold ratio of 63:1. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.

SSR MINING | PAGE 12

	Three Months Ended September 30, 2025
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (20)	$62,436	$38,961	$19,661	$44,624	$—	$165,682
By-product credits	$(45)	$(352)	$(15)	$(12,806)	$—	$(13,218)
Treatment and refining charges	$49	$2	$11	$(1,060)	$—	$(998)
Cash costs (non-GAAP)	$62,440	$38,611	$19,657	$30,758	$—	$151,466
Sustaining capital and lease related expenditures	$5,439	$6,638	$6,842	$3,101	$—	$22,020
Sustaining exploration and evaluation expense	$134	$—	$—	$—	$—	$134
Care and maintenance (21)	$—	$—	$—	$—	$—	$—
Reclamation cost accretion and amortization	$661	$3,838	$525	$2,114	$—	$7,138
General and administrative expense and stock-based compensation expense (22)	$—	$—	$—	$—	$40,228	$40,228
Total AISC (non-GAAP)	$68,674	$49,087	$27,024	$35,973	$40,228	$220,986

Gold sold (oz)	37,318	27,950	9,000	—	—	74,268
Silver sold (oz)	—	—	—	2,656,819	—	2,656,819
Gold equivalent sold (oz) (23)	37,318	27,950	9,000	30,281	—	104,549

Cost of sales per gold ounces sold (20)	$1,673	1,394	$2,185	N/A	N/A	N/A
Cost of sales per silver ounces sold (20)	N/A	N/A	N/A	$16.80	N/A	N/A
Cost of sales per GEO sold (20, 23)	$1,673	1,394	$2,185	$1,474	N/A	$1,585
Cash cost per gold ounce sold	$1,673	1,381	$2,184	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$11.58	N/A	N/A
Cash cost per GEO sold (23)	$1,673	1,381	$2,184	$1,016	N/A	$1,449
AISC per gold ounce sold	$1,840	1,756	$3,003	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$13.54	N/A	N/A
AISC per GEO sold (23)	$1,840	1,756	$3,003	$1,188	N/A	$2,114

	Nine Months Ended September 30, 2025
(in thousands, unless otherwise noted)	Marigold	CC&V (24)	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (20)	$177,538	$106,929	$61,265	$119,539	$—	$465,271
By-product credits	$(116)	$(1,066)	$(55)	$(36,061)	$—	$(37,298)
Treatment and refining charges	$207	$6	$76	$(1,403)	$—	$(1,114)
Cash costs (non-GAAP)	$177,629	$105,869	$61,286	$82,075	$—	$426,859
Sustaining capital and lease related expenditures	$28,878	$14,305	$27,352	$9,078	$—	$79,613
Sustaining exploration and evaluation expense	$1,808	$—	$—	$—	$—	$1,808
Care and maintenance (21)	$—	$—	$234	$—	$—	$234
Reclamation cost accretion and amortization	$2,024	$8,954	$1,913	$7,918	$—	$20,809
General and administrative expense and stock-based compensation expense (22)	$—	$—	$—	$—	$90,757	$90,757
Total AISC (non-GAAP)	$210,339	$129,128	$90,785	$99,071	$90,757	$620,080

Gold sold (oz)	113,315	84,050	45,350	—	—	242,715
Silver sold (oz)				7,565,557	—	7,565,557
Gold equivalent sold (oz) (23)	113,315	84,050	45,350	82,725	—	325,440

Cost of sales per gold ounces sold (20)	$1,567	1,272	$1,351	N/A	N/A	N/A
Cost of sales per silver ounces sold (20)	N/A	N/A	N/A	$15.80	N/A	N/A
Cost of sales per GEO sold (20, 23)	$1,567	1,272	$1,351	$1,445	N/A	$1,430
Cash cost per gold ounce sold	$1,568	1,260	$1,351	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$10.85	N/A	N/A
Cash cost per GEO sold (23)	$1,568	1,260	$1,351	$992	N/A	$1,312
AISC per gold ounce sold	$1,856	1,536	$2,002	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$13.09	N/A	N/A
AISC per GEO sold (23)	$1,856	1,536	$2,002	$1,198	N/A	$1,905
(20)Excludes depreciation, depletion, and amortization.
(21)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(22)General and administrative expense for the three and nine months ended September 30, 2025 included $19.8 million and $38.7 million, respectively, in share based compensation expense.
(23)In prior periods, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not recalculate based on amounts presented in this table due to rounding.
(24)For the nine months ended September 30, 2025, CC&V data represents the period from February 28, 2025, the closing date of the CC&V acquisition, to September 30, 2025.

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The following table provides a reconciliation of our projected cost of sales to projected cash costs and projected AISC used in the calculation of full-year projected 2026 cost guidance:

(operating guidance 100% basis) (25)		Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Gold Production	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420
Silver Production	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Production	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535
Gold Sold	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420
Silver Sold	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Sold	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535

Cost of Sales (GAAP) (26)	$M	292 – 358	178 – 224	89 – 109	141 – 168	–	700 – 859
By-Product Credits and Treatment & Refining Charges	$M	–	(1)	–	(35)	–	(36)
Cash Cost (non-GAAP) (27)	$M	292 – 358	177 – 223	89 – 109	106 – 133	–	664 – 823
Sustaining Capital Expenditures (28)	$M	108	34	42	18	–	202
Reclamation Cost Accretion & Amortization	$M	3	15	2	2	–	22
General & Administrative Expense	$M	–	–	–	–	65 – 70	65 – 70
Share-Based Compensation Expense (29)	$M	–	–	–	–	50 – 60	50 – 60
AISC (non-GAAP) (27)	$M	403 – 469	226 – 272	133 – 153	126 – 153	115 – 130	1,003 – 1,177

Cost of Sales per Ounce (GAAP) (26)	$/oz	1,720 – 1,790	1,420 – 1,490	1,480 – 1,550	22.30 – 24.30	–	1,560 – 1,640
Cash Cost per Ounce (non-GAAP) (27)	$/oz	1,720 – 1,790	1,410 – 1,480	1,480 – 1,550	17.00 – 19.00	–	1,480 – 1,560
AISC per Ounce (non-GAAP) (27)	$/oz	2,320 – 2,390	1,780 – 1,850	2,170 – 2,240	20.00 – 22.00	–	2,180 – 2,260
(25)Amounts presented on 100% basis. Figures may not add due to rounding. In 2026, in an effort to limit the impact of gold and silver price volatility, SSR Mining will fix its gold to silver ratio for the purposes of GEO calculations to 63:1. See “Assumptions” earlier in the endnotes of this press release for additional information.
(26)Cost of sales excludes depreciation, depletion, and amortization.
(27)The Company reports non-GAAP financial measures including cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. Total AISC includes G&A costs and share-based compensation.
(28)Refer to “2026 Capital Guidance” table within the press release titled “SSR Mining Reports Full-Year Results and 2026 Operating Guidance” dated February 17, 2026 for a breakdown of sustaining capital expenditures.
(29)Share-based compensation guidance uses a reference price of approximately US$32.50 per share.

SSR MINING | PAGE 14

Non-GAAP Measure - Adjusted Net Income (Loss) Attributable to SSR Mining Shareholders
Adjusted net income (loss) attributable to SSR Mining Shareholders and adjusted net income (loss) per share attributable to SSR Mining Shareholders are used by management to measure the Company's underlying operating performance. We believe these measures are useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted net income (loss) attributable to SSR Mining shareholders is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impacts of impairment charges. Adjusted net income (loss) per share attributable to SSR Mining shareholders is defined as Adjusted net income attributable to SSR Mining shareholders divided by the corresponding Weighted-average shares used in the calculation of net income (loss) per share during the period.
The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to Adjusted net income (loss) attributable to SSR Mining shareholders and Net income (loss) per share attributable to SSR Mining shareholders to Adjusted net income (loss) per share attributable to SSR Mining shareholders:

	Three Months Ended		Nine Months Ended
(in thousands of US dollars, except per share data)	September 30,		September 30,
	2026	2025	2026	2025
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$79,883	$65,441	$70,719	$214,297
Net income (loss) attributable to SSR Mining shareholders from discontinued operations (GAAP)	$(14,955)	$(28,487)	$(411,805)	$(96,169)
Net income attributable to SSR Mining shareholders from continuing operations (GAAP)	$94,838	$93,928	$482,524	$310,466
Interest saving on 2019 Notes, net of tax	$—	$1,248	$916	$3,727
Net income used in the calculation of diluted net income per share from continuing operations	$94,838	$95,176	$483,440	$314,193

Weighted-average shares used in the calculation of net income (loss) per share
Basic	202,930	202,783	205,511	202,660
Diluted	204,069	217,464	210,119	217,018

Net income per share attributable to SSR Mining shareholders from continuing operations
Basic	$0.47	$0.46	$2.35	$1.53
Diluted	$0.46	$0.44	$2.30	$1.45

Adjustments:
CC&V transaction and integration costs	$—	$7,287	$—	$19,040
Reclamation costs (30)	$43,515	$—	$43,515	$—
Litigation costs and settlement (31)	$3,850	$—	$3,850	$—
Income tax impact related to above adjustments	$(11,466)	$—	$(11,466)	$—
Adjusted net income attributable to SSR Mining shareholders from continuing operations (Non-GAAP) (32)	$130,737	$101,215	$518,423	$329,506

Adjusted net income per share attributable to SSR Mining shareholders from continuing operations (Non-GAAP)
Basic	$0.64	$0.50	$2.52	$1.63
Diluted (33)	$0.64	$0.47	$2.47	$1.54
(30)Represents revisions in cost estimate assumptions associated with water management and tailings storage facilities at Puna.
(31)Represents the settlement of certain putative wage and hour class action litigation matters at CC&V and Marigold, both of which were paid during the three and nine months ended September 30, 2026. The settlements are unrelated to our core ongoing business operations and are nonrecurring.
(32)During the second quarter, the Company revised its calculation of adjusted attributable net income (loss) to no longer exclude (i) inflation-related tax impacts in Argentina and (ii) changes in the fair value of marketable securities that are held as part of the Company's strategy to manage foreign exchange exposure associated with the devaluation of the ARS. The adjustments were historically excluded due to the significant volatility associated with Argentina's inflationary environment and the resulting fluctuations in tax expense. Based on recent economic data, management concluded that these impacts are no longer reflective of unusual or non-recurring economic conditions. Accordingly, the Company removed the adjustments from its non-GAAP measure and revised prior-period amounts to conform to the current-period presentation. The change increased adjusted attributable net income (loss) by $0.7 million and $14.3 million for the three and nine months ended September 30, 2026, respectively, and by $6.9 million and $14.8 million for the three and nine months ended September 30, 2025, respectively.
(33)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders from continuing operations is calculated using diluted common shares, which are calculated in accordance with GAAP.

SSR MINING | PAGE 15

Non-GAAP Measure - Free Cash Flow From Continuing Operations, Cash Flow From Operating Activities From Continuing Operations Before Changes in Working Capital, Free Cash Flow From Continuing Operations Before Changes in Working Capital, and Mine Site Free Cash Flow
The Company uses free cash flow and mine site free cash flow to supplement information in its condensed consolidated financial statements. The most directly comparable financial measure prepared in accordance with GAAP to free cash flow is cash provided by operating activities and the most directly comparable financial measure prepared in accordance with GAAP to mine site free cash flow is mine segment revenue. The Company believes that in addition to measures prepared in accordance with GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources and, with respect to one of mine segments, to evaluate the cash generated from a mine. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions. The Company calculates mine site free cash flow by deducting cost of sales, exploration, evaluation, and reclamation expenditures, cash care and maintenance, capital expenditures and taxes from revenue from a particular segment.
The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended		Nine Months Ended
(in thousands of US dollars)	September 30,		September 30,
	2026	2025	2026	2025
Cash provided by operating activities from operations (GAAP)	$92,078	$56,847	$456,870	$296,740
Cash provided by (used in) operating activities from discontinued operations (GAAP)	$(13,931)	$(49,062)	$(69,596)	$(79,095)
Cash provided by operating activities from continuing operations (GAAP)	$106,009	$105,909	$526,466	$375,835
Expenditures on mineral properties, plant and equipment from continuing operations	$(100,195)	$(41,332)	$(221,556)	$(116,837)
Free cash flow from continuing operations (non-GAAP)	$5,814	$64,577	$304,910	$258,998
We also present free cash flow from continuing operations, operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. Management uses these measures to assess the Company’s underlying operating performance and to facilitate period-to-period comparisons of the Company’s ability to generate cash flow from its continuing business, independent of fluctuations in working capital. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash generated by (used in) operating activities before changes in working capital by adjusting cash generated by (used in) operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.
The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

	Three Months Ended		Nine Months Ended
(in thousands of US dollars)	September 30,		September 30,
	2026	2025	2026	2025
Cash provided by operating activities from operations (GAAP)	$92,078	$56,847	$456,870	$296,740
Cash provided by (used in) operating activities from discontinued operations (GAAP)	$(13,931)	$(49,062)	$(69,596)	$(79,095)
Cash provided by operating activities from continuing operations (GAAP)	$106,009	$105,909	$526,466	$375,835
Net change in operating assets and liabilities	$104,946	$54,628	$181,475	$100,454
Cash provided by operating activities from continuing operations before changes in working capital (non-GAAP)	$210,955	$160,537	$707,941	$476,289
Expenditures on mineral properties, plant and equipment from continuing operations	$(100,195)	$(41,332)	$(221,556)	$(116,837)
Free cash flow from continuing operations before changes in working capital (non-GAAP)	$110,760	$119,205	$486,385	$359,452

SSR MINING | PAGE 16